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                                                                  EXHIBIT 10.56

                               [LETTERHEAD]

                      SEVERANCE AND SERVICES AGREEMENT

May 21, 1996

Marian M. Davenport


Dear Marian:

     Destec Energy, Inc., a Delaware corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. Further, the Board of Directors of the Company (the "Board") recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its subsidiaries, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

     In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control (as defined in Section 2 hereof) under the circumstances described below. In addition, in order to procure for the Company and its stockholders the benefits of your expertise and experience following a termination of your employment, this Agreement also sets forth terms pursuant to which you will provide consulting services.

     1. TERM OF AGREEMENT. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue in effect through December 31, 1996; provided, however, that commencing on January 1, 1997 and each January 1 thereafter, the original Term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does


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not wish to extend the Term. Notwithstanding any such notice by the Company not to extend the Term, if a Change in Control shall have occurred during the original or extended Term, the Term shall continue in effect for a period of twenty-four (24) months beyond the Term in effect immediately before such Change in Control.

     2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

     (A) with the exception of The Dow Chemical Company, any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

     (B) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

     (C) all or substantially all of the assets of the Company are sold, liquidated or distributed.

     If the Company executes an agreement, the consummation of which results in the occurrence of a Change in Control as described above, then a Change in Control shall be deemed to have occurred as of the date of the execution of such agreement.

     3. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Subsection 4(D) hereof upon the subsequent termination of your employment during the Term unless such termination is because of your death or Retirement, by the Company for Cause or Disability, or by you other than for Good Reason.




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          (A)  DISABILITY; RETIREMENT.  If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate your employment for "Disability." Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement. Termination of your employment based on "Retirement" shall mean your voluntary termination of employment on a Retirement Date as defined in the Company's Retirement and Savings Plan (the "Retirement Plan") as in effect immediately prior to the occurrence of a Change in Control whether or not you are a participant in the Retirement Plan or in accordance with any retirement arrangement established with your consent with respect to you.

          (B) CAUSE. Termination by the Company of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or from your Retirement or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i) or (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail.

          (C) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:




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          (i)    INCONSISTENT DUTIES.  A meaningful and detrimental
     alteration in your position or in the nature or status of your responsibilities (including those as a director of the Company, if any) from those in effect immediately prior to the Change in Control;

          (ii) REDUCED SALARY OR BONUS OPPORTUNITY. A reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time; a failure by the Company to increase your salary at a rate commensurate with that of other key executives of the Company; or a reduction in your annual bonus below the greater of (a) the annual bonus which you received, or to which you were entitled, immediately prior to the Change in Control, or (b) the average annual bonus paid to you by the Company for the three years preceding the year in which the Change in Control occurs;

          (iii) RELOCATION. The relocation of the office of the Company where you are employed at the time of the Change in Control (the "CIC Location") to a location which in your good faith assessment is an area not generally considered conducive to maintaining the executive offices of a company such as the Company because of hazardous or undesirable conditions including without limitation a high crime rate or inadequate facilities, or to a location which is more than fifty (50) miles away from the CIC Location or the Company's requiring you to be based more than fifty (50) miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control);

          (iv) COMPENSATION PLANS. The failure by the Company to continue in effect any compensation plan in which you participate prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

          (v) BENEFITS AND PERQUISITES. The failure by the Company to continue to provide you with benefits at least as favorable in the aggregate to those enjoyed by you under the Company's savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs (including without limitation programs, if any, relating to use of a car, secretary, office space, telephones, expense reimbursement and club dues) in which you were participating at the time of the Change in Control; or the failure by the Company to provide you with the number of paid vacation days


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     to which you are entitled on the basis of years of service with the
     Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

          (vi) NO ASSUMPTION BY SUCCESSOR. The failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchase or such business unless the purchaser shall agree to provide you with the same or a comparable position, duties, compensation and benefits (as described in (iv) and (v) above) as provided to you by the Company immediately prior to the Change of Control; or

          (vii) NO NOTICE. Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (D) below (and, if applicable, the requirements of Subsection (B) above); for purposes of this Agreement, no such purported termination shall be effective.

     (D) NOTICE OF TERMINATION. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof.
For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

     (E) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and
(ii) if your employment is terminated pursuant to Subsection (B) or (C) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (B) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (C) above shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

     4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. Following a Change in Control upon termination of your employment or during Disability during the Term, the Company shall cause there to be provided to you the following benefits:




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     (A)  DISABILITY.  During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company's disability insurance coverage or other plan during such period, until your employment is terminated pursuant to Subsection 3(A) hereof. Thereafter, your benefits shall be determined in accordance with the Company's insurance programs and other benefit or pension plans then in effect including those listed in Subsection 3(C)(iv) hereof.

     (B) TERMINATION FOR OTHER THAN GOOD REASON OR FOR CAUSE. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to you pursuant to the Company's benefit and savings plans then in effect, including those listed in Subsection 3(C)(iv), and the Company shall have no further obligations to you under this Agreement.

     (C) RETIREMENT; DEATH. If your employment shall be terminated for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's benefit and savings plans then in effect, including those listed in Subsection 3(C)(iv).

     (D) TERMINATION FOR GOOD REASON OR OTHER THAN FOR CAUSE. If your employment by the Company shall be terminated by the Company other than for Cause, Retirement or Disability or by you for Good Reason, then you shall be entitled to the benefits provided below:

          (i) BASE SALARY AND BONUS. The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and shall pay you, not later than the fifth (5th) day following the Date of Termination, bonus compensation for the year in which such termination occurs equal to a PRO RATA portion (based on the number of days elapsed up to and including the Date of Termination) of your target bonus for such year;

          (ii) SEVERANCE PAYMENT. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth (5th) day following the Date of Termination, a lump sum severance payment (the "Severance Payment") equal to 2.00 times the sum of:

               (1) the greater of (a) your annual rate of base salary in effect on the Date of Termination and (b) your annual rate of base salary in effect immediately prior



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          to the Change in Control, (such greater amount being referred to herein as the "Salary Factor"), plus

               (2) an amount (the "Bonus Factor") calculated by multiplying the Salary Factor by a percentage equal to the greater of (a) the average percentage bonus (annualized in the case of any bonus paid with respect to a partial year) paid to you in respect of the three years preceding the Date of Termination, (or the period of your employment, if less than three (3) years) determined for each such year as a percentage of the base salary paid to you in respect of the relevant year, and (b) the average percentage bonus (annualized in the case of any bonus paid with respect to a partial year) paid to you in respect of the three years preceding the Change in Control, (or the period of your employment, if less than three (3) years) determined for each such year as a percentage of the base salary paid to you in respect of the relevant year.

          (iii) LEGAL FEES AND EXPENSES. The Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement), provided, however, that payments under this Subsection 4(D)(iii) shall not exceed $25,000 unless you are successful in enforcing the rights you assert under this Agreement. For purposes of the preceding sentence, you will be considered to have been "successful" in enforcing such rights if you receive an award or payment of an amount which is at least fifty percent (50%) of the amount sought.

          (iv) INSURANCE BENEFITS FOR 24 MONTHS. For a twenty-four (24) month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(D) (iv) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Company.

          (v) EMPLOYEE BENEFIT PLANS. You shall be entitled to receive all benefits payable to you under the Company's benefit and savings plans, not otherwise specifically provided for in Subsection 4(D), including those listed in Subsection 3(C) (iv).

     (E) NO MITIGATION. You shall not be required to mitigate the amount of any payment provided for in this Section 4





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by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits after the Date of Termination, or otherwise except as specifically provided in this Section 4.

          5. ADVISORY ARRANGEMENT. If your employment by the Company shall be terminated by the Company other than for Cause, Retirement or Disability or by you for Good Reason, then for a period of 0 months following the date of such termination of employment (the "Advisory Period"), you shall be engaged by the Company as an advisor on the following terms and conditions:

          (A) ADVISORY SERVICES. During the Advisory Period you will perform advisory services for the Company and its subsidiaries as the Board may reasonably request from time to time, it being understood that you will be expected to provide at least 0 days of advisory services. You agree to make yourself available on a reasonable basis during the Advisory Period to provide such services. Advisory services will be performed at times and places mutually convenient to you and the Company.

          (B) INDEPENDENT CONTRACTOR. As an advisor to the Company you will act in the capacity of an independent contractor and not as an employee of the Company. The Company will not exercise discretion or control over you in the performance of your advisory services, nor shall it require your compliance with orders or instructions. You will act solely in an advisory capacity and in consequence will not have authority to act for the Company or to give instructions or orders on behalf of the Company or to make any decisions or commitments for or on behalf of the Company.

          (C) COMPENSATION. The Company will pay you, in consideration for the advisory services to be provided hereunder, an aggregate amount equal to 0 times the sum of the Salary Factor and the Bonus Factor, plus reimbursement of your reasonable out of pocket expenses. Such amount shall be paid in equal monthly installments over the term of the Advisory Period. The Company retains the right to withhold and deduct from any such payment all sums which it may be required to deduct or withhold pursuant to applicable law.

          6. REDUCTION OF PAYMENTS IN CERTAIN CASES. Notwithstanding anything herein to the contrary, in no event will the Company be obligated to make any payments to you that would not be deductible by virtue of Section 280G(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If, for purposes of Section G of the Code, any amount or benefit otherwise due to you under this Agreement (including without limitation any amount due to you pursuant to Section 5) and under any other plan or program of the Company (including without limitation any amount attributable to the accelerated vesting of any stock options upon a Change in Control) would constitute a "parachute payment", as such term is




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defined in Section 280G(b)(2) of the Code, then the aggregate of such amounts will be reduced to $1.00 less than the minimum amount that would result in any such payments being considered a "parachute payment." The determination to be made with respect to this Section 6 shall be made by an accounting firm (the "AUDITOR") jointly selected by the Company and you and paid by the Company. If you and the Company cannot agree on the firm to serve as the Auditor, then you and the Company shall each select one accounting firm and these two firms shall jointly select the accounting firm to serve as the Auditor. If a determination is made by the Auditor that a reduction in the aggregate of all payments due to you upon a Change in Control is required by this Section 6, you shall have the right to specify the portion of such reduction, if any, that will be made under this Agreement and each plan or program of the Company (which reduction may include, without limitation, the waiver of the accelerated vesting of any stock options). If you do not so specify within 60 days following the date of a determination by the Auditor pursuant to the preceding sentence, the Company shall determine, in its sole discretion, the portion of such reduction, if any, to be made under this Agreement and each plan or program of the Company.

     7.  SUCCESSORS; BINDING AGREEMENT.

         (A) ASSUMPTION BY SUCCESSOR. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (B) ENFORCEABILITY BY BENEFICIARIES. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

     8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Vice President, Human Resources, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have


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furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     9. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

    10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Assocation then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

    13. NO CONTRACT OF EMPLOYMENT. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company.

    14. HEADINGS. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

    15. GOVERNING LAW. The validity interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed in such State.

    16. SOURCE OF PAYMENTS. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You shall have no right, title or interest whatever in or




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to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and you or any other person. To the extent that you or any other person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                       Sincerely,

                                       DESTEC ENERGY, INC.


                                       /s/ C. F. GOFF
                                       -------------------------------
                                       C. F. Goff
                                       Chairman of the Board and
                                       Chief Executive Officer


Agreed to as of this 21st day of May, 1996.



/s/ MARIAN M. DAVENPORT
-----------------------------------
Marian M. Davenport